                                                                  EXHIBIT (a)(1)

                              ===================

        OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE
                           EMPLOYEES FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

                              ===================




This document constitutes part of a prospectus relating to the Quantum Corporation 1993 Long-Term Incentive Plan, the Quantum Corporation Supplemental Stock Option Plan, the Quantum Corporation 1986 Stock Option Plan, the Meridian Data, Inc. 1997 Stock Plan, the Parallan Computer, Inc. 1988 Incentive Stock Plan, the Meridian Data, Inc. 1987 Incentive Stock Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Stock Plan covering securities that have been registered under the Securities Act of 1933.




                                 June 4, 2001

                              QUANTUM CORPORATION

    Offer to Exchange All Outstanding, Unexercised Options Held by Eligible Employees under the Quantum Corporation 1993 Long-Term Incentive Plan, the
Quantum Corporation Supplemental Stock Option Plan, the Quantum Corporation 1986
   Stock Option Plan, the Meridian Data, Inc. 1997 Stock Plan, the Parallan Computer, Inc. 1988 Incentive Stock Plan, the Meridian Data, Inc. 1987 Incentive
   Stock Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Stock Plan that have an Exercise Price of
    $14 Per Share or More for a New Option to be Granted under the Quantum
           Corporation Supplemental Stock Option Plan (the "Offer")

     The offer and withdrawal rights of this Offer to Exchange expire at 5 p.m., Pacific Daylight Time, on July 3, 2001 unless the Offer is extended. Should you decide to tender your options or withdraw your tendered options, we must receive, before 5 p.m., Pacific Daylight Time, on July 3, 2001 (or such later
-------
date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form or, as the case may be, a Notice to Change Election from Accept to Reject. These documents must be delivered by fax (fax # (408) 944-6521) or hand delivery to Quantum Corporation, Attention: Stock Administration. This is a one-time Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5 p.m. Pacific Daylight Time on July 3, 2001.

     Quantum Corporation ("Quantum", "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Quantum common stock granted under the Quantum Corporation 1993 Long-Term Incentive Plan, the Quantum Corporation Supplemental Stock Option Plan, the Quantum Corporation 1986 Stock Option Plan, the Meridian Data, Inc. 1997 Stock Plan, the Parallan Computer, Inc. 1988 Incentive Stock Plan, the Meridian Data, Inc. 1987 Incentive Stock Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Stock Plan that have an exercise price of $14 per share or more and are held by eligible employees for a new option which we will grant under the Quantum Corporation Supplemental Stock Option Plan. An "eligible employee" refers to all employees of Quantum or one of our subsidiaries, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except members of the Board of Directors, all executive officers, transition employees and employees residing or employed in France, Canada, Korea, Japan, China and Taiwan. Transition employees are employees identified for job elimination due to the HDD/Maxtor merger and assigned to a transition role with a specified end date. Special tax considerations may apply to eligible employees in Germany, Hong Kong, Ireland, Malaysia, Singapore, Switzerland, and the United Kingdom. Please be sure to read
Section 18 of the Offer to Exchange, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "Offer").

     If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a new option grant to purchase a number of shares equal to the number of unexercised shares under the old option you are tendering. You may only tender options for all or none of the unexercised shares covered by any particular grant of options. Subject to the terms and conditions of this Offer, we will grant the new options on the first business day that is six months and one day after the date we cancel the options accepted for exchange. All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5 p.m., Pacific Daylight Time on July 3, 2001, or such date and time as we may extend the Offer (the "Expiration Date"), and we expect to cancel options on July 5, 2001, or as soon as possible thereafter (the "Cancellation Date").

     If you tender any option grant for exchange, you will also be required to tender all option grants that you received during the six-month period prior to the Cancellation Date. Since we currently expect to cancel all tendered options on July 5, 2001, this means that if you participate in the Offer, you will be required to tender all options granted to you since January 5, 2001.

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

     If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you a new option under the Quantum Supplemental Stock Option Plan. In order to receive a new option pursuant to this Offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be the first business day that is six months and one day after the Cancellation Date. If your employment terminates for any reason prior to the grant of the new options, you will receive neither a new option nor the return of your cancelled option. Once your option is cancelled, it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the New York Stock Exchange for the last market trading day prior to the date of grant.

     Each new option will be exercisable for the same number of shares as remained unexercised and outstanding under the tendered options.

     Each new option will have the same vesting schedule as the corresponding option you tender in the Offer. However, the vesting of each new option, other than performance accelerated stock options (PASOPs), will start over on the date of grant of the new option. For example, and except as described in the next paragraph, if you elect to cancel an option that was scheduled to vest monthly over four years, your new option will be scheduled to vest monthly over four years from the date the new option is granted. Because the vesting schedule for the new options will not begin until the grant date of the new options, you will lose the benefit of all vested shares under the old options that you are tendering.

     Upon the grant of the new options, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new options. This will have the effect of shortening the time period over which the new option is scheduled to fully vest by approximately six months.

     PASOPs are stock options with vesting conditioned upon meeting specified performance-related targets or milestones. For PASOPs only, the new option will have the same vesting schedule as the corresponding old option tendered for exchange. Upon the grant of a new PASOP, you will receive credit for vesting accrued prior to the cancellation of the old PASOP and you will receive credit for the approximately six-month period between the Cancellation Date and the grant date of the new PASOP. Therefore, for PASOPs only, you will not lose the benefit of shares that have vested under the old option that was cancelled.

     Shares of Quantum common stock are traded on the New York Stock Exchange under the symbol "DSS." On June 1, 2001, the closing price of our common stock reported on the New York Stock Exchange was $12.0400 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     This Offer has not been approved or disapproved by the Securities and Exchange Commission (the SEC) or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

     You should direct general questions about the Offer or requests for additional copies of this Offer, the memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election From Accept to Reject to the Quantum Employee Call Center at telephone number 1-800-499-9007.

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Quantum Corporation, Attention: Stock Administration at fax number (408) 944-6521.

     We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and in the related memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
SUMMARY TERM SHEET...............................................................................   1
CERTAIN RISKS....................................................................................  11
INTRODUCTION.....................................................................................  15
THE OFFER........................................................................................  18
1.   Eligibility.................................................................................  18
2.   Number of Options; Expiration Date..........................................................  18
3.   Purpose of the Offer........................................................................  20
4.   Procedures for Tendering Options............................................................  22
5.   Withdrawal Rights and Change of Election....................................................  23
6.   Acceptance of Options for Exchange and Issuance of New Options..............................  24
7.   Conditions of the Offer.....................................................................  26
8.   Source and Amount of Consideration..........................................................  27
9.   Effect of a Change of Control Prior to the Granting of New Options..........................  28
10.  Terms of New Options........................................................................  28
11.  Information Concerning Quantum..............................................................  34
12.  Financial Information.......................................................................  35
13.  Price Range of Shares Underlying the Options................................................  37
14.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options...  38
15.  Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.........  40
16.  Legal Matters; Regulatory Approvals.........................................................  41
17.  Material U.S. Federal Income Tax Consequences...............................................  41
18.  Material Non-U.S. Tax Consequences..........................................................  43
19.  Extension of Offer; Termination; Amendment..................................................  46

20.  Fees and Expenses.........................................................................    47
21.  Additional Information....................................................................    47
22.  Miscellaneous.............................................................................    48
SCHEDULE A   INFORMATION CONCERNING THE DIRECTORS AND
             EXECUTIVE OFFICERS OF QUANTUM CORPORATION.........................................   A-1

                              SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  What securities are we offering to exchange?

A1. We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Quantum Corporation ("Quantum") granted under the Quantum Corporation 1993 Long-Term Incentive Plan, the Quantum Corporation Supplemental Stock Option Plan, Quantum Corporation 1986 Stock Option Plan, the Meridian Data, Inc. 1997 Stock Plan, the Parallan Computer, Inc. 1988 Incentive Stock Plan, the Meridian Data, Inc. 1987 Incentive Stock Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Plan that have an exercise price of $14 per share or more and are held by eligible employees for new options we will grant under the Quantum Corporation Supplemental Stock Option Plan. (Page 18)

Q2.  Who is eligible to participate?

A2. Employees are eligible to participate if they are employees of Quantum or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled. However, members of the Board of Directors, all executive officers, transition employees and employees residing or employed in France, Canada, Korea, China, Japan and Taiwan are not eligible. Transition employees are employees identified for job elimination due to the HDD/Maxtor merger and assigned to a transition role with a specified end date. (Page 18)

     In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will the first business day that is six months and one day after the Cancellation Date. If Quantum does not extend the Offer, the new options will be granted on January 7, 2002. (Page 18)

Q3.  Are employees outside the United States eligible to participate?

A3. All employees outside the United States are eligible to participate except those employees who are either residents or employees in France, Canada, Korea, China, Japan and Taiwan. Special tax considerations may apply to employees in Germany, Hong Kong, Ireland, Malaysia, Singapore, Switzerland and the United Kingdom due to certain taxation rules applicable in these countries. Please be sure to read Section 18 of this Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside of the United States. (Page 18)

Q4.  Why are we making the Offer?

A4. We believe that granting stock options provides an opportunity to: (1) align employee and shareholder interests, and (2) provide incentives for employees to achieve high levels of performance. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options currently are "underwater"). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. (Page 20)

Q5.  What are the conditions of the Offer?

A5. The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer. (Page 26)

Q6. Are there any eligibility requirements that you must satisfy after the expiration date of the Offer to receive the new options?

A6. To receive a grant of new options through the Offer and under the terms of the Plans you must be an eligible employee of Quantum or one of our subsidiaries as of the date the new options are granted. (Page 18)

     As discussed below, subject to the terms of this Offer, we will not grant the new options until the first business day that is six months and one day after the Cancellation Date. If, for any reason, you do not remain an eligible employee of Quantum or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 18)

Q7. How many new options will you receive in exchange for your tendered options?

A7. If you meet the eligibility requirements and subject to the terms of this Offer, we will grant you a new option grant to purchase the number of shares equal to the number of unexercised shares covered by the option you are tendering. New options will be granted under the Quantum Corporation Supplemental Stock Option Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and Quantum. You must execute the new option agreement before receiving new options. (Page 19)

Q8.  When will you receive your new options?

A8. We will not grant the new options until the first business day that is six months and one day after the Cancellation Date. Our Board of Directors has selected this date as the actual grant date for the new options. If we cancel tendered options on July 5, 2001, which is the scheduled date for the cancellation of the options (the first business day following the Expiration Date), the new options will not be granted until January 7, 2002. (Page 25)

Q9. Why won't you receive your new options immediately after the Expiration Date of the Offer?

A9. If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards. (Page 40)

Q10. If you tender options in the Offer, will you be eligible to receive other option grants before you receive your new options?

A10. No. If we accept options you tender in the Offer, you will not be granted any other options, such as annual, bonus or promotional options, including the 2001 Annual Grant, until the grant date for your new options at the earliest. We will defer the grant to you of any of these other options for which you may otherwise be eligible to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. However, you will not receive any options if you are no longer an eligible employee of Quantum or one of our subsidiaries on the date of option grant. (Page 25)

Q11. Will you be required to give up all your rights to the cancelled options?

A11. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the Offer. The Offer is scheduled to expire at 5 p.m., Pacific Daylight Time, on July 3, 2001, unless we extend it. Thus, if for any reason you do not remain an eligible employee of Quantum or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 19)

Q12. What will the exercise price of the new options be?

A12. The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the New York Stock Exchange for the last market trading day prior to the date of grant. (Page 29)

     Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until the first business day that is six months and one day after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 11)

Q13. If you choose to tender an option which is eligible for exchange, do you have to tender all the shares covered by that option?

A13. Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. For example and except as otherwise described below, if you hold (i) an option grant to purchase 1,000 shares at $15.00 per share, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option grant to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

     .  none of your options;

     .  your first option grant covering 300 remaining unexercised shares;

     .  your second option grant covering all 1,000 shares;

     .  your third option grant covering all 2,000 shares;

     .  two of your three option grants; or

     .  all three of your option grants.

     In this example, the above describes your only choices. For example, you may not tender your first option grant with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (Page 18)

     Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. This includes options with an exercise price below $14 per share. For example, if you received an option grant in June 2000 and a grant in March 2001 and you want to tender your June 2000 option grant, you would also be required to tender your March 2001 option grant. You are not required to tender any other awards, including grants of restricted stock. (Page 19)

Q14. When will the new options vest?

A14. Each new option will have the same vesting schedule as the corresponding option you tender in the Offer. However, the vesting of each new option, other than performance accelerated stock options (PASOPs), will start over on the date of grant of the new option. For example, and except as described in the next paragraph, if you elect to cancel an option that was scheduled to vest monthly over four years, your new option will be scheduled to vest monthly over four years from the date the new option is granted. Because the vesting schedule for the new options will not begin until the grant date of the new options, you will lose the benefit of all vested shares under the old options that you are tendering. (Page 29)

     Upon the grant of the new options, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new options. This will have the effect of shortening the time period over which the new option is scheduled to fully vest by approximately six months. (Page 30)

     Here are some examples:

     Example #1. Assume you tender an old option to purchase 1,200 shares that
     ----------
     is scheduled to vest 25% on the first day of the month after one year from the date of grant, and 1/48th of the total shares on the first of each month thereafter:

          Old option (cancelled):
          ---------------------
          Total number of shares:  1,200
          Grant date:  1/18/99
          Vesting schedule: 25% vest at 2/1/00; 1/48th of the total shares vest on the 1st of each month thereafter.
          Total number of shares vested at Cancellation Date:  725
          Scheduled full vesting date:  2/1/03

     Your new option will have the same vesting schedule as the old option you tendered, however the vesting of the new option will start over on the date of grant of the new option and upon the grant of the new option, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new option. You will lose the benefit of all vested shares under the old option that you tendered:


          New Option:
          ----------
          Total number of shares:  1,200
          Grant date:   1/7/02
          Vesting Schedule: 25% vest at 7/1/02 (based on crediting service between the Cancellation Date and the grant date); 1/48th of the total shares vest on the 1st of each month thereafter.
          Total number of shares vested on grant date:  0
          Scheduled full vesting date:  7/1/05

     Example #2.  Now assume you tender an old option to purchase 3,600 shares
     ----------
     that is scheduled to vest as to 1/48th of the total shares on the first of each month beginning after the date of grant:

          Old option (cancelled):
          ---------------------
          Total number of shares:  3,600
          Grant date:  10/15/00

          Vesting schedule: 1/48th of the total shares vest on the 1st of each month, beginning 11/1/00.
          Total number of shares vested at Cancellation Date:  675
          Scheduled full vesting date:  11/1/04

     Your new option will have the same vesting schedule as the old option you tendered, however the vesting of the new option will start over on the date of grant of the new option and upon the grant of the new option, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new option. You will lose the benefit of all vested shares under the old option that you tendered:


          New Option:
          ----------
          Total number of shares:  3,600
          Grant date:   1/7/02
          Vesting Schedule: 12.5% vest at 1/7/02 (based on crediting service between the Cancellation Date and the grant date); 1/48th of the total shares vest on the 1st of each month thereafter. Total number of shares vested on grant date: 450 Scheduled full vesting date: 7/1/05

          Performance-accelerated options (PASOPs) are stock options with vesting conditioned upon meeting specified performance-related targets or milestones. For PASOPs only, the new option will have the same vesting schedule as the corresponding old option tendered for exchange. Upon the grant of a new PASOP, you will receive credit for vesting accrued prior to the cancellation of the old PASOP and you will receive credit for the approximately six-month period between the Cancellation Date and the grant date of the new PASOP. Therefore, for PASOPs only, you will not lose the benefit of shares that have vested under the old option that was cancelled.

     Here are some examples:

     Example #3.  Assume you tender an old option that is a PASOP to purchase
     ----------
     5,000 shares. The PASOP is scheduled to fully vest 6 years after the date of grant, or earlier as to 25% of the total shares on June 1, 2001, August 1, 2001, June 1, 2002 and August 1, 2002 if certain performance targets are met on those dates. Assume that you met the performance targets established for June 1, 2001 and after the date the PASOP is cancelled, you meet the performance targets established for August 1, 2001:

          Old option (cancelled):
          ---------------------
          Total number of shares:  5,000
          Grant date:  5/1/01
          Vesting schedule: 100% vest at 5/1/07, or 25% vest earlier at 6/1/01, 8/1/01, 6/1/02 and 8/1/02 if performance targets are met on those dates.
          Total number of shares vested at Cancellation Date:  1,250
          Scheduled full vesting date: 5/1/07 (or 8/1/02 if all performance targets met)

     Your new PASOP will have the same vesting schedule as the old PASOP.
     Upon the grant of a new PASOP, you will receive credit for vesting accrued prior to the cancellation of the old PASOP and you will receive credit for the approximately six-month period between the Cancellation Date and the grant date of the new PASOP. Therefore, you will not lose the benefit of shares that have vested under the old PASOP that was cancelled:


          New Option:
          ----------
          Total number of shares:  5,000
          Grant date:   1/7/02
          Vesting Schedule: 50% vest on 1/7/02 (since performance targets established for 6/1/01 and 8/1/01 were met), the remaining unvested shares 100% vest at 5/1/07, or 25% vest earlier at 6/1/02 and 8/1/02 if performance targets are met on those dates.
          Total number of shares vested on grant date:  2,500
          Scheduled full vesting date: 5/1/07 (or 8/1/02 if all performance targets met)

     Example #4.  Assume you hold two outstanding options:  the option described
     ----------
     in Example #2 granted on October 15, 2000 and the PASOP described in Example #3 granted on May 1, 2001. If you wish to tender the option described in Example #2, then you must also tender the PASOP described in Example #3 (even if the exercise price for the PASOP is less than $14 per share) since it was granted within six months prior to the Cancellation Date. The vesting schedules for the new options will be as described above in Examples #3 and #4. (Page 30)

Q15. What if we enter into a merger or other similar transaction?

A15. It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment. (Page 28)

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Page 28)

Q16. Are there circumstances where you would not be granted new options?

A16. Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or New York Stock Exchange listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is six months and one day after the Cancellation Date, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 41)

     Also, if you are no longer an eligible employee on the date we grant new options, you will not receive any new options. (Page 18)

Q17. What happens to options that you choose not to tender or that are not accepted for exchange?

A17. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms. (Page 20)

     You should note that there is a risk that any incentive stock options
     (ISOs) you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. (Page 42)

     However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options for U.S. tax purposes, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. (Page 42)

     We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a nonstatutory stock option (NQ). (Page 42)

Q18.  Will you have to pay taxes if you exchange your options in the Offer?

A18. If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the Offer. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work. (Page 41)

Q19. If your current options are ISOs, will your new options be ISOs?

A19. No. All new options will be NQs and not ISOs, regardless of whether the options you exchange are ISOs. The new options will not be eligible for favorable tax treatment applicable to ISOs. (Page 42)

Q20. When will your new option expire?

A20. Your new option will expire ten (10) years from the date of grant, or earlier if your employment with Quantum terminates. If you are employed in Switzerland, your new option will have a maximum expiration date of eleven
     (11) years from the date of grant.  (Page 29)

Q21. When does the Offer expire? Can the Offer be extended, and if so, how will you be notified if it is extended?

A21. The Offer expires on July 3, 2001, at 5 p.m., Pacific Daylight Time, unless we extend it. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the offer period. (Pages 20 and 46)

Q22. How do you tender your options?

A22. If you decide to tender your options, we must receive, before 5 p.m., Pacific Daylight Time, on July 3, 2001 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form via fax (fax # (408) 944-6521) or hand delivery to Quantum Corporation, Attention:
     Stock Administration, 501 Sycamore Drive, Milpitas, CA 95035. This is a one-time Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5 p.m., Pacific Daylight Time on July 3, 2001. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the Offer. (Page 22)

Q23. During what period of time may you withdraw previously tendered options?

A23. You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Pacific Daylight Time, on July 3, 2001. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us via fax (fax # (408) 944-6521) or hand delivery to Quantum Corporation, Attention: Stock Administration, 501 Sycamore Drive, Milpitas, CA 95035, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. (Page 23)

Q24.  Can you change your election regarding particular tendered options?

A24. Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 5 p.m., Pacific Daylight Time, on July 3, 2001. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to us via (fax # (408) 944-6521) or hand delivery to Quantum Corporation, Attention: Stock Administration, 501 Sycamore Drive, Milpitas, CA 95035, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 24)

Q25.  Do we and the Board of Directors recommend that you take the Offer?

A25. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this Offer to Exchange, the related memorandum from Michael A. Brown, dated June 4, 2001, the Election Form and the Notice to Change Election from Accept to Reject and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see "Certain Risks of Participating in the Offer" beginning on page 11 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 22)

Q26.  Who can you talk to if you have questions about the Offer?

A26. For questions about the Offer, you should contact the Quantum Employee Call Center at 1-800-499-9007.

                                 CERTAIN RISKS
                         OF PARTICIPATING IN THE OFFER

     Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on Annex II-7 in Quantum's Annual Report on Form 10-K, filed on June 28, 2000, and on page 37 in Quantum's Quarterly Report on Form 10-Q, filed on February 14, 2001, highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election from Accept to Reject, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

                                ECONOMIC RISKS
                                --------------

Participation in the Offer will make you ineligible to receive any new option grants until January 7, 2002 at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive the new option issued to you in exchange for your tendered options until the first business day that is six months and one day after the date we cancel the options tendered in the Offer. Our Board of Directors has approved the grant of these new options on the first business day that is six months and one day after the date we cancel options tendered in this Offer.

     In addition, you will not be eligible to receive any other options until January 7, 2002 at the earliest.

If the stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new option that you have received in exchange for them.

     We cannot predict the exercise price of new options. Because we will not grant new options until the first business day that is six months and one day after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options. For example, if you cancel options with a $35 strike price, and Quantum's stock appreciates to $50 when the new option grants are made, your new option will have a higher strike price than the cancelled option.

If your employment terminates for any reason prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

     Once your option is cancelled, it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

If we are prohibited by applicable law or regulations from granting new options, you will receive neither a new option nor the return of your cancelled option.

     We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or New York Stock Exchange listing requirements. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

                     TAX-RELATED RISKS FOR U.S. RESIDENTS
                     ------------------------------------

Your new option will be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

     All new options will be nonstatutory stock options (NQs) and not incentive stock options (ISOs), regardless of whether the options you exchange are ISOs. The new options will not be eligible for favorable tax treatment applicable to ISOs. In general, NQs are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer, and see the tax disclosure set forth in the prospectus for the Quantum Corporation Supplemental Stock Option Plan.

Even if you elect not to participate in the option exchange program, your ISOs may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISOs that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a NQ.

                   TAX-RELATED RISKS FOR NON-U.S. RESIDENTS
                   ----------------------------------------

Eligible Employees Who Are Subject to the Tax Laws of Singapore
---------------------------------------------------------------

     Generally, the grant of new options pursuant to the terms of the Offer should not be a taxable event under the Income Tax Act (Singapore). Although we do not believe there will be a taxable event on the acceptance of this Offer, this is not completely certain. It is not clear, however, on what basis you would be taxed if the cancellation and grant of new options is considered to be a taxable event under the Income Tax Act. Furthermore, because the new options will retain the vesting schedule of your existing options, you may not be able to obtain favorable tax treatment under the Company Stock Option Scheme and/or the Qualified Employee Stock Option Scheme. We recommend that you consult with your tax advisor regarding the impact of this Offer.

Eligible Employees Who Are Subject to the Tax Laws of Switzerland
-----------------------------------------------------------------

     In the event that you previously paid tax or were required to pay tax in connection with the grant of your existing options, it is possible that you may not be able to credit this amount against taxes that may be payable should you accept any new options pursuant to the terms of the Offer. We recommend that you consult with your tax advisor regarding the impact of this Offer.

Eligible Employees Who Are Subject to the Tax Laws of the United Kingdom
------------------------------------------------------------------------

     The tax implication for the new option may be significantly different from the original options. As such we recommend that you read carefully the caption "Material Non-U.S. Tax Consequences -- Employees Who Are Subject to the Tax Laws of the United Kingdom" and that you seek the advice of your personal tax advisor regarding the tax implications of this Offer. In particular, you should be aware that the portion of your new option in excess of (Pounds)30,000, if any, will be granted through an unapproved share scheme. Such options will therefore be subject to the execution of a joint election between you and Quantum that provides for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option to you. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, a term of the joint election will be that you will be authorizing Quantum to withhold any such Secondary Class 1 National Insurance Contribution (NIC) from the payroll at any time or the sale of a sufficient number of shares upon exercise, assignment, release, or cancellation of the option. The effect of this is that you will be obligated to pay 11.9% (under current rates) of the gain on your option exercise as NICs, without any limit. This amount is deductible against your income tax. We recommend that you consult with your tax advisor regarding the impact of this Offer.

Tax-Related Risks for Other Eligible Non-U.S. Employees
-------------------------------------------------------

     For eligible non-U.S. employees in Germany, Hong Kong, Ireland, and Malaysia, we do not believe that the cancellation of existing options and the grant of new options should give rise to any additional tax liability. However, we recommend that you consult with your tax advisor regarding the impact of this Offer.

                             BUSINESS-RELATED RISKS
                             ----------------------

     For a description of risks related to Quantum's business, please see
Section 22 of this Offer.

                                  INTRODUCTION

     Quantum Corporation ("Quantum", "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Quantum common stock granted under the Quantum Corporation 1993 Long-Term Incentive Plan, the Quantum Corporation Supplemental Stock Option Plan, the Quantum Corporation 1986 Stock Option Plan, the Meridian Data, Inc. 1997 Stock Plan, the Parallan Computer, Inc. 1988 Incentive Stock Plan, the Meridian Data, Inc. 1987 Incentive Stock Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Stock Plan that have an exercise price of $14 per share or more and are held by eligible employees for a new option we will grant under the Quantum Corporation Supplemental Stock Option Plan. An "eligible employee" refers to all employees of Quantum or one of our subsidiaries, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except members of the Board of Directors, all executive officers, transition employees and employees residing or employed in France, Canada, Korea, Japan, China and Taiwan. Transition employees are employees identified for job elimination due to the HDD/Maxtor merger and assigned to a transition role with a specified end date. Special tax considerations may apply to employees in Germany, Hong Kong, Ireland, Malaysia, Singapore, Switzerland and the United Kingdom. Please be sure to read Section 18 of the Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside the United States. We are making the Offer upon the terms and the conditions described in this Offer to Exchange, the related memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "Offer").

     If you qualify as an eligible employee, we will grant you a new option to purchase the same number of unexercised shares covered by the old option you are tendering. Subject to the terms and conditions of this Offer, we will grant the new options on the first business day that is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be January 7, 2002, unless the Offer is extended, in which case the grant date of the new options will be six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to a particular option grant. Partial tenders consisting of some, but not all, of the unexercised shares subject to an option grant will not be accepted.

     All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5 p.m. Pacific Daylight Time on July 3, 2001, or such date and time as we may extend the Offer (the "Expiration Date"), and we expect to cancel options on July 5, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six-month period prior to the Cancellation Date. Since we currently expect to cancel all tendered options on July 5, 2001, this means that if you participate in the Offer, you will be required to tender all options granted to you since January 5, 2001.

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

     If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you a new option under the Quantum Corporation Supplemental Stock Option Plan. In order to receive a new option pursuant to this Offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be six months and one day after the Cancellation Date.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the New York Stock Exchange for the last market trading day prior to the date of grant.

     Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

     Each new option will have the same vesting schedule as the corresponding option you tender in the Offer. However, the vesting of each new option, other than performance accelerated stock options (PASOPs), will start over on the date of grant of the new option. For example, and except as described in the next paragraph, if you elect to cancel an option that was scheduled to vest monthly over four years, your new option will be scheduled to vest monthly over four years from the date the new option is granted. Because the vesting schedule for the new options will not begin until the grant date of the new options, you will lose the benefit of all vested shares under the old options that you are tendering.

     Upon the grant of the new option, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new options. This will have the effect of shortening the time period over which the new option is scheduled to fully vest by approximately six months.

     PASOPs are stock options with vesting conditioned upon meeting specified performance-related targets or milestones. For PASOPs only, the new option will have the same vesting schedule as the corresponding old option tendered for exchange. Upon the grant of a new PASOP, you will receive credit for vesting accrued prior to the cancellation of the old PASOP and you will receive credit for the approximately six-month period between the Cancellation Date and the grant date of the new PASOP. Therefore, for PASOPs only, you will not lose the benefit of shares that have vested under the old option that was cancelled.

     Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     As of June 1, 2001, options to purchase 29,967,478 of our shares were issued and outstanding, of which options to purchase approximately 2,620,277 of our shares, constituting approximately 8.74%, were held by eligible employees.

                                   THE OFFER

     1.   Eligibility
          -----------

     Employees are "eligible employees" if they are employees of Quantum or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled, except members of the Board of Directors, all executive officers, transition employees and employees residing or employed in France, Canada, Korea, Japan, China and Taiwan. Transition employees are employees identified for job elimination due to the HDD/Maxtor merger and assigned to a transition role with a specified end date. Special tax considerations may apply to employees in Germany, Hong Kong, Ireland, Malaysia, Singapore, Switzerland, and the United Kingdom. Please be sure to read Section 18 of this Offer, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States.

     In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be the first business day that is six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee of Quantum or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. Subject to the terms and conditions of this Offer, if Quantum does not extend the Offer and your options are properly tendered by July 3, 2001, you will be granted new options on January 7, 2002.

     2.   Number of Options; Expiration Date
          ----------------------------------

     Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options to purchase shares of Quantum common stock granted under the Quantum Corporation 1993 Long-Term Incentive Plan, the Quantum Corporation Supplemental Stock Option Plan, the Quantum Corporation 1986 Stock Option Plan, the Meridian Data, Inc. 1997 Stock Plan, the Parallan Computer, Inc. 1988 Incentive Stock Plan, the Meridian Data, Inc. 1987 Incentive Stock Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Stock Plan that have an exercise price of $14 per share or more and are held by eligible employees for a new option we will grant under the Quantum Corporation Supplemental Option Stock Plan. The options must be properly tendered and not validly withdrawn in accordance with Section 5 before the "Expiration Date," as defined below.

     We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. For example, and except as otherwise described below, if you hold
(i) an option grant to purchase 1,000 shares at $15.00 per share, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option grant to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

     .  none of your options;

     .  your first option grant covering 300 remaining unexercised shares;

     .  your second option grant covering all 1,000 shares;

     .  your third option grant covering all 2,000 shares;

     .  two of your three option grants; or

     .  all three of your option grants.

     In this example, the above describes your only choices. For example, you may not tender your first option grant with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

     Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. This includes options with an exercise price below $14 per share. For example, if you received an option grant in June 2000 and a grant in March 2001 and you want to tender your June 2000 option grant, you would also be required to tender your March 2001 option grant.

     You are not required to tender any other awards, including grants of restricted stock.

     If your options are properly tendered and accepted for exchange, we will grant you a new option grant to purchase the number of shares equal to the number of unexercised shares covered by the option you are tendering, subject to adjustments for any stock splits, stock dividends and similar events and subject to the terms of this Offer. All new options will be subject to the terms of the Quantum Supplemental Stock Option Plan, and to a new option agreement between you and us and, if you are an employee or resident of the U.K., a joint election form whereby you agree to accept the transfer of the whole of the National Insurance liability related to the new option.

     Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the Offer. If, for any reason, you do not remain an eligible employee of Quantum or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     The term "Expiration Date" means 5 p.m., Pacific Daylight Time, on July 3, 2001, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. If you decide to tender your option or withdraw your tendered options, we must receive, before 5 p.m., Pacific Daylight Time, on July 3, 2001 (or such date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form, or as the case may be, a Notice to Change Election from Accept to Reject. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer. See Section 19 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . we increase or decrease the amount of compensation offered for the options;

     .  we decrease the number of options eligible to be tendered in the Offer;
        or

     . we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 18 of this Offer, we will extend the Offer so that the Offer is open at least ten
(10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     3.   Purpose of the Offer
          --------------------

     We issued or assumed the options outstanding under the Quantum Corporation 1993 Long-Term Incentive Plan, the Quantum Corporation Supplemental Stock Option Plan, the Quantum Corporation 1986 Stock Option Plan, the Meridian Data, Inc. 1997 Stock Plan, the Parallan Computer, Inc. 1988 Incentive Stock Plan, the Meridian Data, Inc. 1987 Incentive Stock Plan, the

ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Stock Plan in order to:

     .  align employee and stockholder interests; and

     .  provide incentives for employees to achieve high levels of performance.

        The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Quantum. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are currently "underwater"). By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will not grant new options until the first business day that is six months and one day after the date we cancel the options accepted for exchange, there is a risk that the new options may have a higher exercise price than some or all of our current outstanding options.

        From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. As is outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price of our common stock reported by the New York Stock Exchange for the last market trading day prior to the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

        The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

        Subject to the above, and except as otherwise disclosed in this Offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     . any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     .  any other material change in our corporate structure or business;

     . our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

     . the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Other than the contemplated resignation in July 2001 of John B. Gannon, President of Quantum's Hard Disk Drive group, we do not plan any immediate change in our present Board of Directors or management, including a change in the number or term of directors, the number of existing board vacancies or the material terms of employment of any executive officer.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4.   Procedures for Tendering Options
          --------------------------------

     Proper Tender of Options.
     ------------------------

     To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form and any other required documents to us via fax (fax # (408) 944-
6521) or hand delivery to Quantum Corporation, Attention: Stock Administration. Stock Administration must receive all of the required documents before the Expiration Date, 5 p.m., Pacific Daylight Time, on July 3, 2001.

     The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at
your risk.   In all cases, you should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
Obligation to Give Notice of Defects.
------------------------------------

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.
     ---------------------------------------

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you through the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

     5.   Withdrawal Rights and Change of Election
          ----------------------------------------

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 5 p.m., Pacific Daylight Time, on July 3, 2001. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by July 27, 2001, you may withdraw your tendered options at any time after July 27, 2001.

     To validly withdraw tendered options, you must deliver to Quantum Corporation, Attention: Stock Administration via fax (fax # (408) 944-6521) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Quantum Corporation, Attention: Stock Administration via fax (fax # (408) 944-6521), or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     .  the name of the option holder who tendered the options;

     .  the grant number of all options to be tendered;

     .  the grant date of all options to be tendered;

     .  the exercise price of all options to be tendered; and

     . the total number of unexercised option shares subject to each option to be tendered.

     Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

     6.   Acceptance of Options for Exchange and Issuance of New Options
          --------------------------------------------------------------

     Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be July 5, 2001, and you will be granted a new option on the first business day that is six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors have selected this date as the actual grant date for the new options. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by July 3, 2001, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on July 5, 2001, you will be granted a new option on January 7, 2002. If we accept and cancel options properly tendered for exchange after July 5, 2001, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant stock options to you on a date no earlier than January 7, 2002 covering the same number of unexercised shares covered by options cancelled pursuant to this Offer, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept options you tender in the Offer, you will not be granted any other options, such as annual, bonus or promotional options, including the 2001 Annual Grant, until the grant date for your new options at the earliest. We will defer the grant to you of these other options for which you might otherwise be eligible to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. However, you will not receive any options if you are no longer an eligible employee of Quantum or one of our subsidiaries on the date of option grant.

     Your new option grant will entitle you to purchase the same number of shares as the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an eligible employee of Quantum or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options which have been cancelled pursuant to this Offer.

     We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

     If you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the cancellation of any tendered options. This includes options with an exercise price below $14 per share. For example, if you received an option grant in June 2000 and a grant in March 2001 and you want to tender your June 2000 option grant, you would also be required to tender your March 2001 option grant. You are not required to tender any other awards, including grants of restricted stock.

     For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer,we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. We will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered options.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     7.   Conditions of the Offer.
          -----------------------


     Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 4, 2001, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

     . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Quantum;

     . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Quantum, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the offer;

        (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

        (3) materially impair the contemplated benefits of the Offer to Quantum; or

        (4) materially and adversely affect Quantum's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Quantum;

     . there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

     . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Quantum, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     . any change or changes shall have occurred in Quantum's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Quantum or may materially impair the contemplated benefits of the Offer to Quantum.

     The conditions of the Offer are for Quantum's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8.   Source and Amount of Consideration.
          ----------------------------------

     Consideration.
     -------------

     We will issue new options to purchase shares of common stock under our Supplemental Stock Option Plan in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of unexercised shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer we will grant new options to purchase a total of approximately 2,620,277 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 8.69% of the total shares of our common stock outstanding as of June 1, 2001.

     9.   Effect of a Change of Control Prior to the Granting of New Options.
          ------------------------------------------------------------------

     If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to inherit our obligation to grant new options. The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant.

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

     10.  Terms of New Options.
          --------------------

     The new options will be granted under the Quantum Corporation Supplemental Stock Option Plan (the "Plan"). A new option agreement will be entered into between Quantum and each option holder who has tendered options in the Offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we will not grant new options until the first business day that is six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of the Plan and the options granted thereunder.

     General.
     -------

     The maximum number of shares currently reserved through the exercise of options granted for issuance under the Plan is 12,909,767. As of June 1, 2001, 3,709,850 shares are available for grant under the Plan. Our plan permits only the granting of options that do not qualify as incentive stock options (ISOs), referred to as nonstatutory stock options (NQs).

     Administration.
     --------------

     The Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the fair market value of the shares, the number of shares subject to the option and the exercisability of the options.

     Term.
     ----

     Your new option will expire ten (10) years from the date of grant. If you are employed in Switzerland, your new option will have a maximum Expiration Date of eleven (11) years from the date of grant.

     Termination.
     -----------

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in the Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     In the event your status as an eligible employee terminates, you may exercise your option within such period of time as is determined by the Administrator at the time of grant, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

     In the event your status as an eligible employee terminates as a result of a disability, you may exercise your option, but only within twelve (12) months from the date of termination, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

     In the event of your death, your estate or a person who acquired the right to exercise your option by bequest or inheritance may exercise the option, but only within twelve (12) months following the date of death, and only to the extent that you were entitled to exercise it at the date of death. To the extent that the you were not entitled to exercise an option at the date of death, and to the extent that your estate or a person who acquired the right to exercise such option does not exercise such option within the time specified herein, the option shall terminate.

     Exercise Price.
     --------------

     The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the New York Stock Exchange for the last market trading day prior to the date of grant.

     Vesting and Exercise.
     --------------------

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator.

     Each new option will have the same vesting schedule as the corresponding option you tender in the Offer. However, the vesting of each new option, other than performance accelerated stock options (PASOPs), will start over on the date of grant of the new option. For example, and except as described in the next paragraph, if you elect to cancel an option that was scheduled to vest monthly over four years, your new option will be scheduled to vest monthly over four years from the date the new option is granted. Because the vesting schedule for the new options will not begin until the grant date of the new options, you will lose the benefit of all vested shares under the old options that you are tendering.

     Upon the grant of the new options, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new options. This will have the effect of shortening the time period over which the new option is scheduled to fully vest by approximately six months.

     Here are some examples:

Example #1.  Assume you tender an old option to purchase 1,200 shares that is
----------
scheduled to vest 25% on the first day of the month after one year from the date of grant, and 1/48th of the total shares on the first of each month thereafter:

             Old option (cancelled):
             ----------------------
             Total number of shares:  1,200
             Grant date:  1/18/99
             Vesting schedule: 25% vest at 2/1/00; 1/48th of the total shares vest on the 1st of each month thereafter.
             Total number of shares vested at Cancellation Date: 725 Scheduled full vesting date: 2/1/03

Your new option will have the same vesting schedule as the old option you tendered, however the vesting of the new option will start over on the date of grant of the new option and upon the grant of the new option, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new option. You will lose the benefit of all vested shares under the old option that you tendered:

             New Option:
             ----------
             Total number of shares:  1,200
             Grant date:   1/7/02
             Vesting Schedule: 25% vest at 7/1/02 (based on crediting service between the
             Cancellation Date and the grant date); 1/48th of the
             total shares vest on the 1st of each
             month thereafter.
             Total number of shares vested on grant date:  0

             Scheduled full vesting date:  7/1/05

Example #2.  Now assume you tender an old option to purchase 1,200 shares that
----------
is scheduled to vest as to 1/48th of the total shares on the first of each month beginning after the date of grant:

             Old option (cancelled):
             ----------------------
             Total number of shares:  3,600
             Grant date:  10/15/00
             Vesting schedule: 1/48th of the total shares vest on the 1st of each month, beginning
             11/1/00.
             Total number of shares vested at Cancellation Date: 675 Scheduled full vesting date: 11/1/04

Your new option will have the same vesting schedule as the old option you tendered, however the vesting of the new option will start over on the date of grant of the new option and upon the grant of the new option, you will receive credit towards the new option's vesting schedule for the approximately six-month period between the Cancellation Date and the grant date of the new option. You will lose the benefit of all vested shares under the old option that you tendered:

             New Option:
             ----------
             Total number of shares:  3,600
             Grant date:   1/7/02
             Vesting Schedule: 450 shares vest at 1/7/02 (based on crediting service between the
             Cancellation Date and the grant date); 1/48th of the total shares vest on the 1st of each month thereafter.
             Total number of shares vested on grant date:  450
             Scheduled full vesting date:  7/1/05

Performance-accelerated options (PASOPs) are stock options with vesting conditioned upon meeting specified performance-related targets or milestones. For PASOPs only, the new option will have the same vesting schedule as the corresponding old option tendered for exchange. Upon the grant of a new PASOP, you will receive credit for vesting accrued prior to the cancellation of the old PASOP and you will receive credit for the approximately six-month period between the Cancellation Date and the grant date of the new PASOP. Therefore, for PASOPs only, you will not lose the benefit of shares that have vested under the old option that was cancelled.

     Here are some examples:

Example #3.  Assume you tender an old option that is a PASOP to purchase 5,000
----------
shares. The PASOP is scheduled to fully vest 6 years after the date of grant, or earlier as to 25% of the total shares on June 1, 2001, August 1, 2001, June 1, 2002 and August 1, 2002 if certain performance targets are met on those dates. Assume that you met the performance targets established for June 1, 2001 and after the date the PASOP is cancelled, you meet the performance targets established for August 1, 2001:

             Old option (cancelled):
             ----------------------
             Total number of shares:  5,000
             Grant date:  5/1/01
             Vesting schedule: 100% vest at 5/1/07, or 25% vest earlier at 6/1/01, 8/1/01, 6/1/02 and 8/1/02 if performance targets are met on those dates.
             Total number of shares vested at Cancellation Date: 1,250 Scheduled full vesting date: 5/1/07 (or 8/1/02 if all performance targets met)

     Your new PASOP will have the same vesting schedule as the old PASOP. Upon the grant of a new PASOP, you will receive credit for vesting accrued prior to the cancellation of the old PASOP and you will receive credit for the approximately six-month period between the Cancellation Date and the grant date of the new PASOP. Therefore, you will not lose the benefit of shares that have vested under the old PASOP that was cancelled:

             New Option:
             ----------
             Total number of shares:  5,000
             Grant date:   1/7/02
             Vesting Schedule: 50% vest on 1/7/02 (since performance targets established for 6/1/01 and 8/1/01 were met), the remaining unvested shares 100% vest at 5/1/07, or 25% vest earlier at 6/1/02 and 8/1/02 if performance targets are met on those dates.
             Total number of shares vested on grant date:  2,500
             Scheduled full vesting date: 5/1/07 (or 8/1/02 if all performance targets met)

Example #4.  Assume you hold two outstanding options:  the option described in
----------
Example #2 granted on October 15, 2000 and the PASOP described in Example #3 granted on May 1, 2001. If you wish to tender the option described in Example #2, then you must also tender the PASOP described in Example #3 (even if the exercise price for the PASOP is less than $14 per share) since it was granted within six months prior to the Cancellation Date. The vesting schedules for the new options will be as described above in Examples #3 and #4.

     Payment of Exercise Price.
     -------------------------

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally may include the following:

     .  cash;

     .  check;

     .  promissory note;

     . other shares which (a) in the case of shares acquired upon exercise of an option, have been owned by the optionee for more than six months on the date of surrender, (b) have a fair market value on the date of surrender not greater than the aggregate exercise price of the shares as to which said option shall be exercised, and (c) are of the same class of stock as the shares to be purchased;

     . delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the option and delivery to Quantum of the sale or loan proceeds required to pay the exercise price;

     .  a combination of the foregoing methods; or

     .  such other consideration to the extent permitted by applicable laws.

     Adjustments Upon Certain Events.
     -------------------------------

     If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

     In the event there is a liquidation or dissolution of Quantum, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the exercisability of any option.

     Termination of Employment.
     -------------------------

     If, for any reason, you are not an eligible employee of Quantum or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

     Transferability of Options.
     --------------------------

     Unless determined otherwise by the Administrator, new options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Administrator makes an option transferable, such option shall contain such additional terms and conditions, as the Administrator deems appropriate.

     Registration of Option Shares.
     -----------------------------

     9,750,000 shares of common stock issuable upon exercise of options under the Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences.
     ------------------------------------

     You should refer to Section 17 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

     Our statements in this Offer to Exchange concerning our Supplemental Stock Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Supplemental Stock Option Plan and the form of option agreement thereunder. Please contact us at the Quantum Employee Call Center (telephone # 1-800-499-9007), to receive a copy of our Supplemental Stock Option Plan and the form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

     11.  Information Concerning Quantum.
          ------------------------------

     Our principal executive offices are located at 501 Sycamore Drive, Milpitas, CA 95035, and our telephone number (408) 894-4000. We were incorporated and began operations in 1980.

     Quantum Corporation is a leader in data protection, providing enterprise-wide storage solutions and services. The company's products provide backup, archiving and recovery of business-critical data through solutions that deliver high performance, reliability, cost effectiveness and scalability.

     Quantum is the world's largest supplier of DLTtape(TM) automation systems, with a wide range of market-leading tape libraries for workgroup, departmental, mid-range and enterprise-class applications. Quantum is also the world's leading supplier of DLTtape(TM) drives. Recently, Quantum began shipping the first drives in its next-generation Super DLTtape(TM) product family.

     Quantum is also a leader in the market for workgroup-class network attached storage (NAS) appliances through its wholly owned subsidiary, Snap Appliances, Inc.

     12.  Financial Information.
          ---------------------

     The following tables set forth selected financial and operating data of Quantum DSS. The selected historical statement of operations data for the years ended March 31, 1999 and March 31, 2000 and the selected historical balance sheet data as of March 31, 2000 have been derived from the financial statements included in our annual report on Form 10-K for the year ended March 31, 2000. The selected historical statement of operations data for the nine months ended December 31, 1999 and December 31, 2000 and the selected historical balance sheet data as of December 31, 2000, which are included in our quarterly report on Form 10-Q for the quarter ended December 31, 2000, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                                           Nine months ended
                                                 Year ended March 31,         December 31,
                                               ------------------------    -----------------
                                                  1999          2000              2000
Revenues
  Product                                      $1,181,273    $1,232,442        $  934,404
  Royalty                                         121,463       186,429           162,802
                                               ----------    ----------        ----------
  Total                                         1,302,736     1,418,871         1,097,206
                                               ----------    ----------        ----------
Cost of Revenue                                   722,817       769,981           616,123
                                               ----------    ----------        ----------

Operating Expenses
  Research and Development                         99,330       122,821            99,142
  Sales and Marketing                              76,737       118,504           114,840
  General and Administrative                       38,158        62,991            56,727
  Special Charge                                       --        40,083                --
  Purchased IPR&D                                  89,000        37,000                --
                                               ----------    ----------        ----------
  Total                                           303,225       381,399           270,709
                                               ----------    ----------        ----------

Operating Income                                  276,694       267,491           210,374

Other Income (expense)
  Interest income and other                    $    5,946    $   18,838        $   14,928
  Interest Expense                                (18,322)      (18,978)          (13,187)
                                               ----------    ----------        ----------
                                                  (12,376)         (140)            1,741

Income before Income taxes                        264,318       267,351           212,115
Income tax provision                              141,327       121,737            76,361
                                               ----------    ----------        ----------
Net Income                                     $  122,991    $  145,614        $  135,754
                                               ==========    ==========        ==========

                                                                           Nine months ended
                                                 Year ended March 31,         December 31,
                                               ------------------------    -----------------
                                                  1999          2000              2000
Net Income per share
  Basic                                              0.77          0.89              0.92
  Diluted                                            0.73          0.86              0.87

     The March 31, 1999 and March 31, 2000 net income per share amounts are pro forma amounts and assume the recapitalization occurred at the beginning of the period.

                                                            Year ended March 31,          As of  December 31,
                                                        ----------------------------     ---------------------
                                                           1999              2000                2000
Current Assets:
   Cash and investments                                 $  272,643        $  338,752              377,817
   Accounts receivable, net                                254,228           214,107              258,577
   Inventories                                             124,462           101,478              107,044
Deferred income taxes                                       35,594            54,669               54,668
Other current assets                                         8,434            38,424               62,269
                                                        ----------        ----------           ----------
   Total current assets                                    695,361           747,430              860,375

Property and equipment, net                                 73,122            78,137               84,479
Intangible assets, net                                     220,368           248,288              234,252
Other assets                                                24,792            12,149               26,350
                                                        ----------        ----------           ----------
                                                        $1,013,643        $1,086,004           $1,205,456
                                                        ==========        ==========           ==========
Liabilities and Group Equity
   Current Liabilities:
         Accounts payable                               $   64,025        $   94,596              115,215
         Accrued warranty                                   37,988            52,593               58,882
         Accrued compensation                               22,557            36,379               44,684
         Income taxes payable                                   --                --               68,632
         Accrued special charge                                 --            20,954               12,467
         Due to the Hard Disk Drive group                       --            30,100                   --
         Other accrued liabilities                          32,850            27,749               42,376
         Current portion of long-term debt                     683               689                  801
                                                        ----------        ----------           ----------
                 Total current liabilities                 158,103           263,060              343,057

         Deferred income taxes                              27,355            13,578               33,603
         Long-term debt                                     37,974            25,225               24,617
         Convertible subordinated debt                     191,667           191,667              191,667
         Group equity                                      598,544           592,474              612,512
                                                        ----------        ----------           ----------
                                                        $1,013,643        $1,086,004           $1,205,456
                                                        ==========        ==========           ==========

     The book value per share as to the most recent balance sheet presented is $3.96.

     The financial information set forth on Annex I-1 through Annex I-44 and Annex II-1 through Annex II-39 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and on pages 23 through 30 of our Quarterly Report on Form 10-Q for the quarter ending December 31, 2000 are incorporated herein by reference. See "Additional Information" beginning on page 47 for instructions on how you can obtain additional copies of these and of other Quantum SEC filings, including filings that contain our financial statements.

     13.  Price Range of Shares Underlying the Options.
          --------------------------------------------

     The shares underlying your options are currently traded on the New York Stock Exchange under the symbol "DSS". The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the New York Stock Exchange, as adjusted for stock dividends and stock splits. In August 1999, a tracking stock structure was implemented to follow the separate performance of Quantum's DLT & Storage Systems group (DSS) and Quantum's Hard Disk Drive group (HDD). Share prices listed below for periods prior to August 1999 have been adjusted to reflect the performance of the DSS group. Upon the merger of HDD with Maxtor Corporation in April 2001, the tracking stock structure was discontinued, as Quantum consists of only Quantum DSS.


                                                                   High              Low
                                                                ---------         ---------
Fiscal Year 2001
     First quarter ended July 2, 2000                           $ 11.9375         $  9.4375
     Second quarter ended October 1, 2000                       $ 15.5625         $  9.4375
     Third quarter ended December 31, 2000                      $ 16.1250         $ 11.3125
     Fourth quarter ended March 31, 2001                        $ 14.9375         $ 11.5000

Fiscal Year 2000
     First quarter ended June 27, 1999                          $ 21.2015         $ 14.3282
     Second quarter ended September 26, 1999                    $ 22.9992         $ 14.3750
     Third quarter ended December 26, 1999                      $ 18.5625         $ 11.5000
     Fourth quarter ended March 31, 2000                        $ 15.6875         $  8.6875

Fiscal Year 1999
     First quarter ended June 30, 1998                          $ 21.7831         $ 15.2270
     Second quarter ended September 30, 1998                    $ 18.7166         $  9.6755
     Third quarter ended December 31, 1998                      $ 20.1970         $ 10.7858
     Fourth quarter ended March 31, 1999                        $ 23.9508         $ 13.9052

     As of June 1, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the New York Stock Exchange was $12.0400 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     14.  Interests of Directors and Officers; Transactions and Arrangements
          ------------------------------------------------------------------
Concerning the Options.
----------------------

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of June 1, 2001, our executive officers and non-employee directors (eleven (11) persons) as a group owned options outstanding under our 1993 Long-Term Incentive Plan to purchase a total of 3,874,306 of our shares, which represented approximately 17.36% of the shares subject to all options outstanding under that plan as of that date.

     As of June 1, 2001, our executive officers and non-employee directors as a group owned options outstanding under our Supplemental Stock Option Plan to purchase a total of 203,767 of our shares, which represented approximately 4.25% of the shares subject to all options outstanding under that plan as of that date.

     As of June 1, 2001, our executive officers and non-employee directors as a group owned options outstanding under our 1986 Stock Option Plan to purchase a total of 1,228,325 of our shares, which represented approximately 94.47% of the shares subject to all options outstanding under that plan as of that date.

     As of June 1, 2001, our executive officers and non-employee directors as a group owned options no outstanding under the Meridian Data, Inc. 1997 Stock Option Plan.

     As of June 1, 2001, our executive officers and non-employee directors as a group owned no options under the Parallan Computer, Inc. 1988 Incentive Stock Option Plan.

     As of June 1, 2001, our executive officers and non-employee directors as a group owned no options under the Meridian Data, Inc. 1987 Incentive Stock Option Plan.

     As of June 1, 2001, our executive officers and non-employee directors as a group owned no options outstanding under the ATL Products, Inc. 1997 Stock Incentive Plan.

     As of June 1, 2001, our executive officers and non-employee directors as a group owned options outstanding under the ATL Products, Inc. 1996 Stock Incentive Plan to purchase a total of 403,850 of our shares, which represented approximately 56.15% of the shares subject to all options outstanding under that plan as of that date.

     These options to purchase our shares owned by directors and executive officers are not eligible to be tendered in the Offer. None of our affiliates are participating in this Offer.

     On May 29, 2001, Barbara Nelson sold 45,088 shares at $11.9792 per share. Barbara Nelson was granted an option to purchase 13,037 of these shares at $6.4306 per share on June 4, 1999; an option to purchase 4,741 shares at $6.8537 per share on February 19, 1999; an option to purchase 9,103 shares at $6.0498 per share on April 24, 1997; and an option to purchase the remaining 18,207 shares at $5.8806, all grants pursuant to our 1993 Long-Term Incentive Plan.

     On May 29, 2001, Michael A. Brown was granted an option to purchase 600,000 shares at 12.3200 pursuant to our 1993 Long-Term Incentive Plan.

     On May 29, 2001, Renee Budig was granted an option to purchase 20,000 shares at 12.3200 pursuant to our Supplemental Stock Option Plan.

     On May 29, 2001, Barbara Nelson was granted an option to purchase 195,000 shares at 12.3200 pursuant to our 1993 Long-Term Incentive Plan.

     On May 29, 2001, Kevin Daly was granted an option to purchase 7,000 shares at 12.3200 pursuant to our 1993 Long-Term Incentive Plan.

     On May 29, 2001, Jerry Maurer was granted an option to purchase 255,000 shares at 12.3200 pursuant to our 1993 Long-Term Incentive Plan.

     On May 22, 2001, Michael Brown sold 276,217 shares at $12.6474 per share. Michael Brown was granted an option to purchase 235,071 of these shares at $3.5636 per share on September 27, 1995 and was granted an option to purchase the remaining 40,146 of these shares at $3.4903 per share on April 24, 1996, both grants pursuant to our 1993 Long-Term Incentive Plan.

     Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the sixty (60) days prior to and including June 4, 2001 by Quantum or, to our knowledge, by any executive officer or director of Quantum.

     15.  Status of Options Acquired by Us in the Offer; Accounting Consequences
          ----------------------------------------------------------------------
of the Offer.
------------

     Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plans pursuant to which they were originally granted (other than the Quantum Corporation 1986 Stock Option Plan, the Meridian Data, Inc. 1997 Incentive Stock Plan, the Parallan Computer, Inc. 1988 Incentive Plan, the Meridian Data, Inc. 1987 Stock Incentive Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the ATL Products, Inc. 1996 Stock Incentive Plan, under which no further awards will be granted). To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares returned to the Quantum Corporation 1993 Long-Term Incentive Plan and the Quantum Corporation Supplemental Stock Option Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

     . we will not grant any new options until a business day that is six months and one day after the date that we accept and cancel options tendered for exchange, and

     . the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

     16.  Legal Matters; Regulatory Approvals.
          -----------------------------------

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in SEC rules, regulations or policies or New York Stock Exchange listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

     17.  Material U.S. Federal Income Tax Consequences.
          ---------------------------------------------

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

     If you tender ISOs and those options are accepted for exchange, the new options will be granted as NQs. Accordingly, the new options will not be eligible for favorable tax treatment applicable to ISOs, as described below.

     In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. The disposition of the option shares is qualifying if it is made:

     .    more than two years after the date the ISO was granted, and

     .    more than one year after the date the ISO was exercised.

     You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a NQ.

     Nonstatutory Stock Options.
     --------------------------

     Under current law, an option holder will not realize taxable income upon the grant of a NQ. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

     18.  Material Non-U.S. Tax Consequences.
          ----------------------------------

     The following are general summaries of the tax consequences of the cancellation of existing options and grant of new options under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of Germany, Hong Kong, Ireland, Malaysia, Singapore, Switzerland and the United Kingdom. This discussion is based on tax law in these respective countries as of the date of the Offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the Offer.

Eligible Employees Who Are Subject to the Tax Laws of Singapore
---------------------------------------------------------------

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

     Effective April 1, 2001, a new scheme is available that provides favorable tax treatment for stock options (including deferral of tax on exercise for up to five years), provided that certain requirements are satisfied. Most significantly, the new scheme requires that the terms of the stock option plan must provide that the option cannot be exercised prior to the lapse of at least a one-year period. If your new option is exercisable prior to the lapse of at least one year from the date of grant of the new option, you will not be able to defer tax on exercise under the Company Stock Option Scheme and/or the Qualified Employee Stock Option Scheme.

     When you sell shares, you will not be subject to tax unless you are engaged in the business of buying and selling securities.

Eligible Employees Who Are Subject to the Tax Laws of Switzerland
-----------------------------------------------------------------

     By structuring the new grants with a term of eleven years, Quantum's intent is to avoid having the new grants taxed at grant, rather than vesting based on the difference between the fair market value of the shares at exercise and the exercise price. However, no assurances can be given that this result will apply, in which case the new grants may be taxed upon grant.

     In the event you previously paid tax or were required to pay tax in connection with the grant of your existing options, it is possible that you may not be able to credit this amount against taxes that will be payable should you accept any new options pursuant to the terms of the tender offer.

Eligible Employees Who Are Subject to the Tax Laws of the United Kingdom
------------------------------------------------------------------------

     In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions ("NICs") based on the employee's earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into an agreement with each employee providing that the employee will meet the employer's NIC liability in such circumstances.

     If you choose to exchange your old options for new options, Quantum and its subsidiaries will require that you agree to absorb the employer's NIC liability on option exercise and to enter into a joint election to be submitted to the Inland Revenue which will provide that you will pay any NIC liability arising on the exercise of the new options which may be granted to you. You may wish to take this into consideration when deciding whether to tender existing options. It is Quantum's understanding that you will be entitled to deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the new options.

     All of your new options will be granted through an unapproved share scheme. You will not be subject to tax when the new unapproved option is granted. You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes -- (Pounds)575 per week for the U.K. tax year April 6, 2001 to April 5, 2002.

     As noted above, you will also be responsible for paying the employer's portion of the NICs on the proceeds at exercise at a current rate of 11.9% on the taxable amount. You will receive income tax relief against the employer's NIC that you pay on exercise.

     When you sell your shares, you will be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently (Pounds)7,500 for the U.K. tax year April 6, 2001 to April 5, 2002) and to taper relief calculated in reference to the period of time during which you held the shares.

Eligible Employees Who Are Subject to the Tax Laws of Germany
-------------------------------------------------------------

     You will not be subject to tax when the new options are granted to you. Generally, you will recognize income at the time of exercise. The amount subject to tax will be the difference between the fair market value of the underlying shares at the time of exercise and the option price. This amount will be taxed at the same rate as compensation income. Social taxes are also due if your income has not already reached certain limits.

     You will not be subject to tax on any additional gain when you sell your shares provided that:

     .    you have held the shares for more than 12 months;

     . you have not, during the last five years, held 10% or more of the stated capital of Quantum; and

     .    the shares are not held as a business asset.

     Effective January 1, 2002, the 10% limit will be lowered to 1% such that to satisfy the foregoing conditions, you cannot have held 1% or more of the stated capital of Quantum.

     We do not believe that you will be subject to any additional tax liability as a consequence of participating in this Offer.

Eligible Employees Who Are Subject to the Tax Laws of Hong Kong
---------------------------------------------------------------

     We do not believe that the cancellation of the old options and the grant of the new options shall give rise to a taxable event. When you exercise your new options, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. You will not be subject to tax when you sell shares acquired by exercising the new options.

     No tax withholding will occur at the time of the new grant, the exercise of your new option or the subsequent sale of shares. Your employer will report your taxable benefits resulting from the exercise of your option to the Hong Kong Inland Revenue Department in the course of normal return of compensation paid to you. It is also your responsibility to report and pay any income taxes resulting from the exercise of your option.

Eligible Employees Who Are Subject to the Tax Laws of Ireland
-------------------------------------------------------------

     The cancellation of your old options and grant of new options pursuant to the Offer should not be a taxable event to you. Unless the exercise price of the option is less than fair market value and is capable of being exercised more
                                          ---
than seven years from the date of the grant, the grant of the option will not be a taxable event to you. Because the new grant will be at fair market value, the option exchange program should not give rise to a taxable event for you.

Eligible Employees Who Are Subject to the Tax Laws of Malaysia
--------------------------------------------------------------

     The new options will be treated as new grants. Generally, you will recognize income at the date of grant. However, because the fair market value of the underlying shares at the date of grant is the same as the exercise price, it appears that there will be no tax liability on the grant of the new option.

     Please be advised that there is no well-established tax treatment of stock options in Malaysia.

     19.  Extension of Offer; Termination; Amendment.
          ------------------------------------------

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated to option holders no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     . we increase or decrease the amount of compensation offered for the options,

     . we decrease the number of options eligible to be tendered in the Offer, or

     . we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Daylight Time.

     20.  Fees and Expenses.
          -----------------

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

     21.  Additional Information.
          ----------------------

     This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     1. Quantum's annual report on Form 10-K for our fiscal year ended March 31, 2000, filed with the SEC on June 28, 2000; and

     2. Quantum's quarterly report on Form 10-Q for the quarter ended December 31, 2000, filed with the SEC on February 14, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

  450 Fifth Street, N.W.       7 World Trade Center      500 West Madison Street
        Room 1024                   Suite 1300                  Suite 1400
  Washington, D.C. 20549     New York, New York 10048    Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the New York Stock Exchange under the symbol "DSS" and our SEC filings can be read at the following New York Stock Exchange address:

                            New York Stock Exchange
                                11 Wall Street
                              New York, NY  10005

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Quantum Corporation, 501 Sycamore Drive, Milpitas, CA 95035, or telephoning us at (408) 894-4000.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Quantum should be read together with the information contained in the documents to which we have referred you.

     22.  Miscellaneous.
          -------------

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Quantum or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     . difficulties attracting and retaining quality employees as a result of the split-off of Quantum's Hard Disk Drive group and its merger with Maxtor Corporation, which may hurt our ability to operate our business effectively;

     . the risk of harm resulting from operating solely as a DLTtape and storage solutions business;

     . our reliance on a limited number of third-party suppliers for recording heads, media cartridges and integrated circuits; any delays or defects in shipments by such suppliers could result in significant increased costs and delays in the event these suppliers experience shortages or quality problems;

     . a miscalculation in the level of inventory we need for our customers, which could result in inventory excess or shortages, either of which would result in increased operating expenses and would harm our operating results;

     . the potential for decline in our royalty revenue because we do not control licensee pricing or licensee sales of DLTtape media cartridges;

     . our reliance on only three customers (Compaq Corporation, Hewlett-Packard and Storage Technology Corporation) for a significant portion of our revenue; these customers have no minimum or long-term purchase commitments and our operating results would be harmed if we lost any of these customers;

     . our quarterly operating results being subject to fluctuations, which may affect our stock price;

     . the market in which we sell our products and services not growing as we anticipate and our revenues being harmed;

     .    the difficulty in forecasting product sales;

     . our revenues being harmed if general economic conditions continue to worsen;

     . our stock price being susceptible to our operating results and to stock market fluctuations;

     . our market being subject to rapid technological change and if we do not address these changes, our products becoming obsolete, harming our business and ability to compete;

     . our highly competitive market and competition impeding our ability to sell products and services and reducing our market share;

     . the dependence of our success on our ability to continually introduce new products that achieve broad market acceptance;

     . the failure to effectively manage operations in light of our changing revenue base adversely affecting our business;

     . our failure to protect our intellectual property, or if others use our proprietary technology without our authorization, harm to our competitive position; and

     . our dependence on international sales for a significant portion of our revenue, which could subject our business to a number of risks.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the memorandum from Michael A. Brown dated June 4, 2001, the Election Form and the Notice to Change Election from Accept to Rejects. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

June 4, 2001                                                 Quantum Corporation

                                  SCHEDULE A

                   INFORMATION CONCERNING THE DIRECTORS AND
                   EXECUTIVE OFFICERS OF QUANTUM CORPORATION

     The directors and executive officers of Quantum Corporation and their positions and offices as of June 4, 2001, are set forth in the following table:


            Name                           Position and Offices Held
----------------------------   -------------------------------------------------

     Michael A. Brown          Chairman of the Board and Chief Executive Officer

     Kevin C. Daly             President, Enterprise Solutions Group

     Barbara Nelson            President, ATL/DLTtape(TM) Group

     John B. Gannon            President, Hard Disk Drive Group

     Renee Budig               Acting Chief Financial Officer

     Jerald M. Maurer          Executive Vice President, Human Resources, Real
                               Estate and Corporate Services

     Stephen M. Berkeley       Director

     David A. Brown            Director

     Edward M. Esber, Jr.      Director

     Kevin J. Kennedy          Director

     Gregory W. Slayton        Director

     The address of each director and executive officer is: c/o Quantum Corporation, 501 Sycamore Drive, Milpitas, CA 95035.

                                      A-1